Exhibit 10.1

January 22, 2008

Dear Shelly,

On behalf of SupportSoft, Inc., a Delaware Corporation (“the Company”), we are pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer with a start date of February 29, 2008. This offer is contingent upon the satisfactory completion of interviews with the Board of Directors and our customary background check.  You will start as Executive Vice President, Finance, and will assume the title of Chief Financial Officer upon the Company’s filing of its Annual Report on Form 10-K.

The offer includes an annual equivalent base salary of $265,000. The base salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures.  You will also be eligible for bonus compensation under the Company’s Executive Incentive Compensation Plan (the “Plan”).  Under the Plan, you may receive up to 50% of your actual salary earnings paid to you during the calendar year, for an annual equivalent On Target Earnings (OTE) of $397,500.  50% of your bonus will be associated with performance against the Company plan (as determined at the beginning of 2008) and 50% will be based on individual objectives.  Individual objectives will be determined within thirty days of hire or as soon as practicable thereafter.  Any such bonus will commence in the Second Quarter of 2008, with the full target amount achievable over the three remaining quarters following your hire date, and shall be paid within 30 days following the end of the quarter to which the bonus relates in accordance with the terms of the Plan; provided that in no event will any such bonus be paid earlier than the first day following the end of the quarter to which the bonus relates or later than March 15 of the year following the year to which the quarterly bonus relates. Any over-achievement associated with the Company plan shall be paid on an annual basis, as described in the Plan description. Target bonuses for subsequent years shall cover four quarters, as described in the Plan.

We will recommend to the Compensation Committee at the first meeting following your start date that you be granted stock options to purchase 449,000 shares of the Company’s common stock that will carry vesting and exercise provisions in accordance with the Company’s standard policies. The exercise price per share will be set at the fair market value (defined as the closing price) of the Company’s common stock on the day the grant becomes effective.  Following the initial twelve month period of your employment, you may be eligible to receive additional equity compensation awards as determined by the Compensation Committee in its sole discretion.

As a Company employee, you will also be eligible to receive all employee benefits, which will include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), vacation (paid time off) of 20 days per annum and 12 public holidays in accordance with the company’s published schedule. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems prudent.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

If your employment with the Company terminates as a result of an Involuntary Termination and you execute and deliver on a timely basis to the Company the Company’s standard General Release and Waiver of Claims Agreement and that release becomes effective in accordance with its terms following the expiration of any applicable revocation period, then you will become entitled to receive the following benefits:

(a)           On the first payroll date following the earlier of (i) the effective date of the General Release and Waiver of Claims Agreement and (ii) the sixtieth (60th) day following the date of your Involuntary Termination, the Company shall pay to you a lump sum payment  in an amount equal to six months of your base salary (at the rate in effect at the time of your termination) and 50% of the bonus target in effect for the year in which you are terminated, less applicable withholdings; and

(b)           Should you timely elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following your Involuntary Termination, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense. Such health care coverage at the Company’s expense shall continue until the earlier of (i) the expiration of the six (6)-month period measured from the date of your Involuntary Termination and (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

Notwithstanding anything in this letter agreement, the Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change of Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change of Control, then 50% of the then-unvested shares subject to the Option will become vested and exercisable at the time of such Involuntary Termination (as defined below). Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change of Control.

Notwithstanding any provision in this letter agreement to the contrary, the following special provisions shall govern the payment date of your severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A of the Code:

(i) The severance payment will not be made at any time prior to the date of your Separation from Service, and

(ii) No payments or benefits to which you become entitled under this letter agreement shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of  your death, if you are deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum.

For purposes of this letter agreement, the following definitions shall be in effect:

“Involuntary Termination” means either (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below).  You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements:  (A) notifying the Company within 90 days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company at least 30 days to correct such act or omission and (C) upon the Company’s failure to take such corrective action within such 30-day period, giving the Company written notice of such Good Reason termination within 5 business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company. In order to receive any benefits upon termination, you will be required (i) to sign the Company’s standard General Release and Waiver of Claims Agreement and (ii) to return all Company property.  Involuntary termination does not include a termination by reason of your death or Permanent Disability.

“Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

“Cause” means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law, including but not limited to, the conviction of, or pleading no lo contender to, a felony (except for ordinary traffic violations); (b) materially breached your fiduciary duty to the Company; (c) unreasonably refused to perform the good faith and lawful instructions of the Chief Executive Officer of which you have been notified and have failed to correct such non-performance within thirty (30) days following such notification (provided that such thirty-day cure period may be shortened upon notice if reasonably necessary to prevent harm to the Company),  (d) engaged in willful misconduct or gross negligence (e) willfully breached the Employment, Confidential Information and Invention Assignment Agreement; or (f) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

“Good Reason” means (a) your employment duties or responsibilities are materially diminished by the Company without your prior written consent; (b) a material change in the geographic location of your place of employment without your approval, with a relocation of more than thirty (30) miles to be deemed material for purposes of this letter agreement; (c) a material breach by the Company of its obligations under the terms of this offer letter; or (d) in connection with a Change of Control, you report to someone other than the Chief Executive Officer of the parent or successor entity or you no longer have the title of Chief Financial Officer of the parent or successor entity.

“Separation from Service” means your cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in Employee status  (or as a consultant or other independent contractor)  permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). For purposes of determining whether you have incurred a Separation from Service, you will be deemed to continue in “Employee” status for so long as you remain in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.  Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes.  The Company agrees to pay the fees and costs of the arbitrator.   However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by a designated representative of the Company and you.

To indicate your acceptance of the Company’s offer, please sign, date, and return this letter to our Human Resources department on or before Tuesday, January 29, 2008, 5:00 PM. If we receive the signed letter by the specified due date, the Company will authorize a payment to you of $115,000 to compensate you for forgone opportunities in your current position. This amount shall be paid with your first payroll following your hire date.

 This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by a designated representative of the Company and you. A duplicate original is enclosed for your records.

We look forward to working with you.

Sincerely,

/s/ Joshua Pickus
Chief Executive Officer
SupportSoft, Inc.

By signing this Offer Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this day of January 29, 2008

/s/ Shelly Schaffer
Shelly Schaffer

February 29, 2008
Start Date

Enclosures:

Duplicate Original Letter

Release for Background Check